Exhibit 99.1

SAFE & GREEN HOLDINGS CORP ANNOUNCES AGREEMENT TO PROVIDE
FOUR MEDICAL MODULES TO THE PEOPLES HEALTH CARE

The Peoples Health Care is a non-profit organization based in Glendale, California formed to bring point-of-care medical testing to organized labor unions

FEBRUARY 14, 2023 – MIAMI, Fla. – Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green Holdings’’ or the “Company”), a leading developer, designer, and fabricator of modular structures, announced today that the Company has entered into an agreement with The Peoples Health Care, a non-profit organization, based in Glendale, California, working in conjunction with Teamsters Local 848, to deliver on or before the end of the second quarter of 2023 four (4) full mobile medical modules consisting of one (1) Testing Module, one (1) CLIA Lab Facility Module and two (2) Primary Care Modules to locations to be designated by the parties. Each of the medical modules will be ADA compliant and fully designed and equipped with the necessary equipment for a turnkey operation to provide medical services consistent with industry standards. The Company is engaged in negotiations with Transcend Health to serve as the clinical operator and staffer of the medical modules providing union members with general wellness, point-of-care medicine, and primary care. Amenities are expected to include, but are not limited to, general wellness, vaccines and testing, specialist referrals, urgent care, imaging and pathological diagnostics, and pharmacy services.

According to Fortune Business Insights, the global point of care diagnostics market is projected to grow from $36.37 billion in 2022 to $51.94 billion by 2029, at a CAGR of 5.2%. This is in part due to the growing shift from primary care to urgent care clinics for rapid diagnosis of infectious disease and the growing number of many urgent care centers which provide fast and effective diagnostics in a decentralized healthcare setting.

“We believe that the future of medicine is accessible, convenient, and empowers the patient and that point-of-care medicine that can quickly adapt and move localities in an agile manner is at a great advantage to the draconian, centralized healthcare system that many currently use,” Paul Galvin, Chairman and CEO of Safe & Green Holdings Corp. explained. “The Teamsters are a fantastic organization that understands the importance of quality healthcare that is easily accessible and affordable for all. We are proud to partner with The Peoples Health Care as it will work to provide improved health outcomes and lives for Local 848 members and their loved ones. Our modular capabilities are a perfect match for sustainable, nimble healthcare solutions.”

Eric Tate, Treasurer of The People’s Health Care

“We couldn’t be prouder to announce that we are working with Safe & Green Holdings Corp. to provide on-site general wellness and healthcare to our employees and their families,” said Eric Tate, Treasurer of The People’s Health Care, a non-profit organization, based in Glendale, California working in conjunction with Teamsters Local 848 for which Mr. Tate serves as the Secretary-Treasurer. “This agile healthcare model works well for the lifestyle of our members who need quality, affordable healthcare that is free from long wait times and antiquated administration and practices. This model works to removes a lot of the social, structural, and economic barriers to healthcare access that unfortunately many of our members have seen and experienced.”

The Company will provide further updates as and when the medical modules are delivered and third-party operators and testing providers are engaged.

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About Safe & Green Holdings Corp.

Safe & Green Holdings Corp., a leading modular solutions company, operates under core capabilities which include the development, design, and fabrication of modular structures, meeting the demand for safe and green solutions across various industries. The firm supports third party and in-house developers, architects, builders and owners in achieving faster execution, greener construction, and buildings of higher value. Safe and Green Development Corporation is a leading real estate development company. Formed in 2021, the company focuses on the development of sites using purpose built, prefabricated modules built from both wood & steel, sourced from one of Safe & Green Holdings factories and operated by SG Echo. For more information, visit www.safeandgreenholdings.com and follow us at @SGHcorp on Twitter.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the Company’s plans to deliver to The Peoples Health Care on or before the end of the second quarter of 2023 four (4) full mobile medical modules consisting of one (1) Testing Module, one (1) CLIA Lab Facility Module and two (2) Primary Care Modules, plans to engage Transcend Health to serve as the clinical operator and staffer of the medical modules, providing union members with general wellness, point-of-care medicine, and primary care, including, vaccines and testing, specialist referrals, urgent care, imaging and pathological diagnostics, and pharmacy services, the global point of care diagnostics market growing from $36.37 billion in 2022 to $51.94 billion by 2029, at a CAGR of 5.2%, the future of medicine being accessible, convenient, and empowering to the patient, that point-of-care medicine that can quickly adapt and move localities in an agile manner is at a great advantage to the centralized healthcare systems and providing further updates as and when the medical modules are delivered and third party operators and testing providers are engaged. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to deliver to The Peoples Health Care on or before the end of the second quarter of 2023 four (4) full mobile medical modules as planned, the Company’s ability to engage Transcend Health to serve as the clinical operator and staffer of the medical modules and provide union members with general wellness, point-of-care medicine, and primary care services, the Company’s ability to expand within various verticals as planned, the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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